Exhibit 99.1

Boise Inc. 1111 West Jefferson Street, Ste 200 PO Box 990050 Boise, ID 83799-0050 T 208 384 7000 F 208 384 7945

News Release	For Immediate Release: March 9, 2010

Media Contact Virginia Aulin – 208 384 7837	Investor Relations Contact Jason Bowman – 208 384 7456

Boise Inc. announces pricing of senior notes offering

BOISE, Idaho – Boise Inc. (NYSE: BZ) (“Boise”), a leading manufacturer of packaging products and papers, announced today that its wholly owned subsidiaries, Boise Paper Holdings, L.L.C. (“Boise Paper Holdings”) and Boise Co-Issuer Company (together, the “Issuers”), priced the previously announced offering of $300 million aggregate principal amount of Senior Notes due 2020 (the “Notes”). The Notes will have an interest rate of 8% per annum and will be issued at a price equal to 98.311% of their face value. The Notes are being offered in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Boise intends to use the net proceeds from this offering to retire a portion of the existing term loan indebtedness under Boise Paper Holdings’ senior secured credit facilities and pay related fees and expenses. The offering is expected to close on or about March 19, 2010, subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes nor does it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Notes have not been registered under the Securities Act or applicable state securities laws and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the Notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, without limitation, statements concerning this proposed debt offering and any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside Boise’s control that may cause

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Boise’s business, strategy, or actual results to differ materially from the forward-looking statements. For information about the risks and uncertainties associated with Boise’s business, please refer to Boise’s filings with the Securities and Exchange Commission. Boise does not intend, and undertakes no obligation, to update any forward-looking statements.